UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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MICROFIELD GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Microfield Group, Inc.
111 SW Columbia, Suite 480
Portland, Oregon 97201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting (the “Annual Meeting”) of Shareholders of Microfield Group, Inc. (the “Company”) will be held on Tuesday, June 26, 2007 at 10:00 a.m. (Pacific Time). The meeting will take place at:

111 SW Columbia, Suite 480
Portland, OR 97201

The purpose of the meeting is:

1.	To elect 7 directors for a term of one year, and until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the Annual Meeting.

The close of business of May 9, 2007, is the record date for determining shareholders entitled to vote at the Annual Meeting. Only holders of the Company’s Common Stock or Preferred Stock as of the record date are entitled to vote the matters listed in this Notice of Annual Meeting.

All issued Preferred Stock of the Company has, in accordance with the Articles of Incorporation, automatically converted to Common Stock prior to the record date and any shareholders that are still in possession of preferred certificates are entitled to one vote for each share of Common Stock into which each share of Preferred Stock has converted into (rounded to the nearest whole share) on the matters listed in this Notice of Annual Meeting. Anyone holding preferred certificates can surrender those certificates to the Company and ask that common share certificates be issued.

Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope. Any stockholder of record who is present at the meeting may vote in person instead of by proxy, thereby canceling any previous proxy. You may not appoint more than three persons to act as your proxy at the meeting.

The Annual Meeting will start promptly at 10:00 a.m. To avoid disruption, admission may be limited once the meeting begins.

Dated: May 25, 2007

MICROFIELD GROUP, INC.

By:	/s/ Randall R. Reed Randall R. Reed Secretary

PROXY STATEMENT

This Proxy Statement is furnished to the holders of the shares of common stock in connection with the solicitation of proxies for use at the annual meeting. The 2007 annual meeting of shareholders of Microfield Group, Inc. (the “Company,” “Microfield,” “we, ” “us”, or “our”) will be held on June 26, 2007, at the offices of Microfield at 111 SW Columbia, Suite 480, Portland, Oregon 97201, at 10:00 a.m., Pacific time. The enclosed form of proxy is solicited by the Board of Directors of Microfield, and the cost of the solicitation will be borne by Microfield. The costs and expenditures of the solicitation are not expected to exceed the amount normally expended for any uncontested election of the directors. In addition to solicitation by mail, some of Microfield’s directors, officers, and regular employees may solicit proxies personally or by telephone or other means without additional compensation. When the proxy is properly executed and returned, the shares of common stock it represents will be voted as directed at the annual meeting or any postponement or adjournment of the annual meeting. If no direction is indicated, those shares of common stock will be voted “FOR” the proposals set forth in the attached Notice of Annual Meeting of Shareholders. Any shareholder giving a proxy has the power to revoke it at any time before it is voted at the annual meeting. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of Microfield, by delivering a later-dated proxy or by voting in person at the annual meeting. The mailing address of the principal executive offices of Microfield is 111 SW Columbia, Suite 480, Portland, Oregon 97201. This Proxy Statement, the attached notice of annual meeting of shareholders, and the accompanying proxy card are first being mailed to shareholders on or about May 25, 2007.

Record Date and Shares Entitled to Vote

Only holders of common stock of record as of the close of business on May 9, 2007 will be entitled to vote at the annual meeting. As of the record date, Microfield had outstanding 83,228,412 shares of common stock held by 239 shareholders of record. Holders of common stock on the record date are entitled to one vote for each common share of stock held on any matter that may properly come before the annual meeting. All remaining issued preferred stock of Microfield has, in accordance with the Articles of Incorporation, automatically converted to common stock prior to the record date and any shareholders that are in possession of preferred certificates are entitled to one vote for each share of common stock into which such share of preferred stock has converted into (rounded to the nearest whole share) on any matter that may properly come before the annual meeting. Anyone holding preferred certificates can surrender those certificates to Microfield and ask that common share certificates be issued.

Quorum and Voting Requirements

The presence in person or by proxy of the holders of the majority of the shares of common stock issued and outstanding as of the record date and entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions with respect to any proposal under consideration at the annual meeting will be counted for purposes of establishing a quorum. Directors are elected by a plurality of the votes cast by the holders of common stock at a meeting at which a quorum is present. If a quorum is present, abstentions will have no effect on the election of directors. As of the record date, the directors and the executive officers of Microfield owned an aggregate of approximately 18.4% of the outstanding shares of common stock. Shares of common stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters before the annual meeting even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner. These shares are referred to as “Broker Non-Votes.” At the annual meeting, broker non-votes will be counted for purposes of determining whether a quorum exists at the annual meeting but will not be counted as votes for or against matters presented for shareholder consideration.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

In accordance with the Company’s Bylaws, the Board of Directors shall consist of no fewer than three and no more than eleven directors, the specific number to be determined by resolution adopted by the Board of Directors. The Board of Directors has set the number of directors at seven (7). Each director will serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.

Nominees for Director

The names and certain information concerning the nominees for director are set forth below. Shares represented by the proxies will be voted for the election to the Board of Directors of the persons named below unless authority to vote for a particular director or directors has been withheld in the proxy. In the event of the death or unavailability of any nominee or nominees, the proxy holders will have discretionary authority under the proxy to vote for a substitute nominee. Proxies may not be voted for more than seven nominees. The Board of Directors has nominated the persons named in the following table to be elected as directors.

Name of Nominee	Position with the Company	Served as a Director Since	Age
Rodney M. Boucher	CEO & Director	October, 2005	63
A. Mark Walter	President & Director	April, 2005	42
Michael W. Stansell	Director	November, 1999	64
William C. McCormick	Chairman of the Board	February, 2004	73
Gene Ameduri	Director	October, 2005	59
Gary D. Conley	Director	February, 2006	46
Kurt E. Yeager	Director	May 10, 2007	67

There is no family relationship among any of the directors or executive officers of the Company.

RODNEY M. BOUCHER joined the Company through the acquisition of EnergyConnect. He was appointed Chief Executive Officer and appointed to the Board of Directors on October 13, 2005. Prior to that date, Mr. Boucher was the founder, President and CEO of EnergyConnect, Inc. from its inception in 1998 until its acquisition by the Company in October 2005. Before forming EnergyConnect, Mr. Boucher was Chief Executive Officer of Calpine Power Services and Senior Vice President of Calpine Corporation from 1995 to 1998. Prior to that, Mr. Boucher served as Chief Operating Officer of Citizens Power and Light and held a number of senior management positions with PacificCorp and United Illuminating Company including Chief Information Officer, Vice President of Operations, Vice President of Power Resources, and Director of Engineering. Mr. Boucher holds an AMP certificate from Harvard Business School, a MS in electrical engineering from Rensselaer Polytechnic University and a Bachelor of Science from Oregon State University. Mr. Boucher is a member of several non-profit boards and a senior fellow of the American Leadership Forum.

A. MARK WALTER joined the Company in January 2003 when he was appointed Director of Operations and held various management positions within the Company’s wholly owned subsidiary, Christenson Velagio, Inc., before his promotion to Senior Vice President and Chief Operating Officer of Christenson Velagio, Inc. in January 2004. Mr. Walter was appointed President of Microfield, Christenson Velagio, Inc. and Christenson Electric, Inc. in November 2004, and was appointed to the Board of Directors in April 2005. Mr. Walter has 18 years of experience in leading profitable commercial and industrial electrical services businesses. Prior to joining Christenson Velagio, Mr. Walter was Operations Director for Power City Electrical, a regional electrical company, from 1992 to 2002.

MICHAEL W. STANSELL is currently a director and employee of the Company. Mr. Stansell joined the Company in November, 1985 as Director of Manufacturing and was appointed Vice President, Operations, in January 1987 and served in those capacities until 2002, at which point Mr. Stansell was elected President of the Company and served in that capacity until October, 2002.

WILLIAM C. MCCORMICK joined the Company in January 2004 as Interim Chief Executive Officer and resigned that post in November 2004 with the appointment of A. Mark Walter as President of Microfield Group, Inc. and Christenson Velagio. Prior to coming to the Company, Mr. McCormick was Chief Executive Officer of Precision Castparts, Corp., a publicly traded aerospace company, from August 1994 to August 2002. He also served as the Chairman of the Board of Directors there from October 1994 to August 2003. Mr. McCormick joined Precision Castparts in April 1985. Prior to Precision Castparts, Mr. McCormick spent 32 years at General Electric in various businesses, including GE Aircraft Engines, Carboloy Systems, Distribution Equipment, and Industrial Electronics. Mr. McCormick serves on the Board of Directors of Merix Corporation, a publicly traded manufacturer of high performance interconnect products. He serves on the boards of several other “for profit” and nonprofit companies. Mr. McCormick holds a BS in Mathematics from the University of Cincinnati.

GENE AMEDURI joined the Company in October 2005 through the Company’s acquisition of EnergyConnect, Inc. On that date, he was named President of EnergyConnect. He joined EnergyConnect in 2003 as Senior Vice President. Prior to that, Mr. Ameduri was with Roth Brothers, Inc., a mechanical contractor. Roth Brothers is a subsidiary of First Energy. He was there from 1981 to 2003, and held the office of Vice President of the Facilities Automation Division among other management positions. Mr. Ameduri holds a BS in Engineering from Case Western Reserve University and a MS in Mechanical Engineering from Youngstown State University. Mr. Ameduri is a Registered Professional Engineer in Ohio, Pennsylvania and Florida.

GARY D. CONLEY was elected as a director on February 22, 2006. Mr. Conley is currently the CEO of SolFocus, a concentrator of solar technology founded to commercialize advanced concentrator solar technology. Mr. Conley was CEO of GuideTech, a manufacturer of semiconductor test equipment from July 2003 to February 2005. Prior to that, Mr. Conley was Senior Vice President in charge of the Memory Test Division at Credence Corporation, a manufacturer of semiconductor test equipment, from May 1993 to November 1996. Mr. Conley was President of EPRO, a manufacturer of semiconductor test equipment from January 1990 to May 1993, at which time the business was sold to Credence. Mr. Conley has been an active investor in early stage, advanced technology companies. He sits on the boards of several companies.

KURT E. YEAGER was elected as a director on May 10, 2007. Mr.Yeager, with more than 30 years of experience in the energy industry and energy research, was the President and Chief Executive Officer of the Electric Power Research Institute (EPRI), the national collaborative research and development organization for electric power. Under Mr.Yeager’s leadership, EPRI evolved from a non-profit electric power research institute into a family of companies encompassing collaborative and proprietary R&D as well as technical solution applications for the electricity enterprise in the U.S. and over 40 other countries. As CEO, Mr. Yeager also led the electricity enterprise-wide collaborative development of the landmark Electricity Technology Roadmap, and the Electricity Sector Framework for the Future. Previously, Mr. Yeager was the director of Energy R&D Planning for the EPA Office of Research. Prior to that he was with the MITRE Corporation as associate head of the Environmental Systems Department.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

BOARD MEETINGS & COMMITTEES

ANNUAL REPORT OF THE AUDIT COMMITTEE

Two directors of the Corporation comprise the Audit Committee of the Board of Directors. The Audit Committee operates under the Audit Committee Charter that was adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. The members of the Audit Committee, Michael Stansell and William McCormick met 13 times in 2006.

The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to:

•	Monitor the integrity of Microfield’s financial reporting process and systems of internal controls regarding accounting and finance;

•	Monitor the independence and performance of the Microfield’s independent auditors;

•	Provide an avenue of free and open communication among the independent auditors, management and board of directors;

•	Review any conflict of interest situation brought to the committee’s attention; and

•	Review Microfield’s approach to business ethics and compliance with the law.

In connection with Microfield’s financial statements for the year ended December 31, 2006, the Audit Committee:

•	Reviewed and discussed with management and the independent auditors the audited financial statements;

•	Discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principals generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Microfield’s accounting principals and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61);

•	Received written disclosures and a letter from the independent auditors as required by Independence Standards Board Standard No. 1 and discussed the auditors’ independence with the auditors; and

•	Recommended to the Board of Directors (and the Board has approved) that Microfield include its audited financial statements for the year ended December 31, 2006 in its Annual Report on Form 10-K.

This report is submitted on behalf of the members of the Audit Committee:

Michael W. Stansell
William C. McCormick

On December 13, 2005, the board of directors appointed Mr. Boucher and Mr. Walter as members of its governance committee. The current policy requires that the governance committee consist of two Board Members. The governance committee had several informal meetings and discussions throughout 2006. Microfield adopted a new Code of Ethics in November 2006. A copy of the Code of Ethics is available by contacting Mr. Bill Munger, c/o Microfield Group, Inc., 111 SW Columbia St., Suite 480, Portland, Oregon 97201.

Compensation Committee

The compensation committee consists of Mr. Ameduri and Mr. Conley. Mr. Conley was added as a member on February 22, 2006. The compensation committee had two formal meetings during the year and numerous informal meetings and discussions throughout 2006. The committee determines the compensation level, option grants and other compensation for our executive officers. Mr. McCormick was a member of the committee until February of 2006 and resigned as a member with the appointment of Mr. Ameduri and Mr. Conley.

Compensation Committee Interlocks and Insider Participation

During our 2006 fiscal year, one of the two members of our compensation committee, Gene Ameduri had a position as an officer of a subsidiary of Microfield. None of the members of our compensation committee had any other relationship with us.

Also during the fiscal year ended December 3, 2006, one of our executive officers, Rod Boucher served as a director on the board of SolFocus, Inc. whose Chief Executive Officer, Gary Conley, sits on the compensation committee of our company. No other executive officers of Microfield serves as a:

A.    member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee;

B.    director of another entity, one of whose executive officers served on our compensation committee; and

C.    as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Corporate Governance

The board of directors has determined that Mr. Conley is “independent” as that term is defined by the National Association of Securities Dealers Automated Quotations (“NASDAQ”). Under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $60,000 during the current or past three fiscal years; (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of our company has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of our company’s outside auditor.

Compensation Discussion and Analysis

We believe our success depends on the continued contributions of our named executive officers. Personal relationships are very important in our industry. Our named executive officers are primarily responsible for many of our critical customer and supplier relationships. The maintenance of these relationships is critical to ensuring our future success. Therefore, it is important to our success that we retain the services of these individuals and prevent them from competing with us should their employment with us terminate.

Our compensation programs are designed to provide our named executive officers competitive salaries, short term bonus opportunities, and long term equity incentives. Our goal is to provide our named executive officers with incentives that are aligned with the performance of our business and the performance of our common stock. Our salary amounts are intended to be competitive with similarly situated companies.

Our compensation committee reviewed and approved the proposed compensation programs. Additionally, as further described below, on June 7, 2006, shareholders holding 55.8% of our then outstanding common stock approved our Amended 2004 Stock Incentive Plan.

Our compensation plan consists of the following components: salary, annual incentive bonus and long term equity incentives. The details of each these components are described in the tables and narrative below.

Our compensation plan is aimed to further our belief that retaining these officers is imperative to our success. The long-term equity incentive plan, under which options are issued, is designed to award activities that increase the trading price of our common stock. The management incentive bonus plan is designed to reward increases in our earnings before interest, taxes, and amortization.

Compensation Committee Report on Executive Compensation

The compensation committee is comprised of one independent non-employee director, Gary D. Conley, and one employee director, Gene Ameduri. The committee sets the principles and strategies it serves to guide the design of our compensation plans and programs. The committee will annually evaluate the performance of our CEO and the other named executive officers. Taking their performance evaluations into consideration, the committee will establish and approve their compensation levels, including base salary, annual bonuses, and equity incentives. The committee met on November 20, 2006 and considered compensation plans and programs entered into between Microfield, and the CEO and named executive officers.

Our Compensation Philosophy and Plans

Our executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to our long-term success and to closely align the interests of executives with those of our stockholders. The Compensation Committee reviews our executive compensation plans and programs through the application of the business judgment of each of its members. The Compensation Committee uses discretion and considers an executive’s entire compensation package when setting each portion of compensation, which is based upon corporate goals and performance, individual initiatives and performance, and overall market considerations. The principal elements of our executive compensation program consist of: (i) annual base salary, (ii) participation in our management incentive plan that provides for an annual bonus, and (iii) equity incentive plan.

Base Salaries.  Annual base salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies.

Stock Incentive Plan.  The Amended 2004 Stock Incentive Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights (SARS) and other common stock-based awards to our executive officers. Options to purchase our common stock and/or SARS have been issued to each executive officer as further set forth below in the “Summary Compensation Table”. The options and SARS both have an exercise price equal to the fair market value of our common stock on the grant date. The options and SARS granted to our CEO and our executive officers on November 21, 2006 are 2% vested on December 30, 2006. The Compensation Committee believes that equity incentives help align the interests of the executives with those of the stockholders and provide incentives for the executives to create long-term value for our stockholders.

Section 162(m)  Section 162(m) of the Internal Revenue Code, provides that compensation in excess of $1,000,000 paid to the President and CEO or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation satisfies one of the enumerated exceptions set forth in Section 162(m). The Compensation Committee has reviewed our compensation plans and programs with regard to the deduction limitation set forth in Section 162(m). Based on this review, the Compensation Committee anticipates that the annual bonus, long term incentive plan bonus and gain, if any, recognized by our CEO and named executive officers upon the exercise of stock options or SARS meet the requirements for deductibility under Section 162(m) of the Code.

Compensation of the Chief Executive Officer.  Mr. Boucher is paid an annual salary of $300,000 and is eligible for an annual bonus if our financial targets are achieved. The amount of the annual bonus is determined using a floating percentage of annual base salary based on the level of attainment of various financial metrics. The Compensation Committee believes that Mr. Boucher is critical to our future success and that this compensation package properly aligns his interests with that of our shareholders.

The Compensation Committee:
Mr. Gene Ameduri
Mr. Gary Conley

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer and other executive officers of our Company whose total annual salary and bonus exceeded $100,000 (collectively, the “named officers”) for fiscal years 2006, 2005 and 2004.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (7)		Total ($)
Rodney M. Boucher (1)	2006	300,000	—	—	2,771	—	—	12,415	(1)	315,186
Chief Executive Officer	2005	62,500	—	—	—	—	—	—		62,500
and Director	2004	—	—	—	—	—	—	—		—

A. Mark Walter (2)	2006	208,000	—	—	92,002	—	—	7,200		307,202
President and Director	2005	153,939	—	—	67,433	—	—	7,200		228,572
	2004	117,184	—	—	10,921	—	—	7,200		135,305

Randall R. Reed (3)	2006	208,000	—	—	26,150	—	—	—		234,150
Chief Financial Officer	2005	56,000	—	—	6,032	—	—	—		62,032
	2004	—	—	—	—	—	—	—		—

Gene Ameduri (4)	2006	200,000	—	—	1,150	—	—	5,736		206,886
President of ECI and Director	2005	41,667	—	—	—	—	—	—		41,667
	2004	—	—	—	—	—	—	—		—

William C. McCormick (5)	2006	—	—	—	383,429	—	—	—		383,429
Former Interim Chief Executive	2005	—	—	—	374,262	—	—	—		374,262
Officer and Director	2004	—	—	—	222,750	—	—	—		222,750

Gary M. Kapral (6)	2006	—	—	—	—	—	—	—		—
Former Chief Financial Officer	2005	68,289	—	—	(1,936)	—	—	—		66,353
	2004	138,462	—	—	1,936	—	—	—		140,398

*	Market value of the underlying securities based on the closing price, $0.64, of our common stock on December 29, 2006, the last trading day of 2006 fiscal year.

(1)	Mr. Boucher was appointed our Chief Executive Officer on October 13, 2005. Other compensation in the amount of $12,415 was valued based on actual costs and was granted in the form of automobile lease payments.

(2)	Mr. Walter was appointed our President effective November 18, 2004. Prior to this appointment he served as our Senior Vice President and Chief Operating Officer.

(3)	Mr. Reed was appointed our Chief Financial Officer on September 19, 2005.

(4)	Mr. Ameduri was appointed President of ECI on October 13, 2005.

(5)	Mr. McCormick was appointed Interim CEO effective January 21, 2004. He held this position with no cash compensation. He resigned that position effective November 15, 2004 with the appointment of A. Mark Walter as President. Mr. McCormick is Chairman of the Board of Directors.

(6)	Mr. Kapral was appointed our Chief Financial Officer effective May 17, 2004. He left the Company in March 2005.

(7)	With the exception of reimbursement of expenses incurred by our named executive officers during the scope of their employment, none of the named executives received other compensation, perquisites, personal benefits in excess of $10,000.

Employment Agreements with Named Executive Officers

As of December 30, 2006, we have not entered into employment agreements with any of our executive officers.

Options Granted in Last Fiscal Year

During 2006, we granted 1,625,000 incentive stock options, 527,500 of which to the named officers, to purchase Microfield Group, Inc. common stock under our Amended 2004 Stock Incentive Plan. No other current executive officers received options exercisable for shares of our Common Stock during fiscal 2006. Other employees who are not currently executive officers of the Company received options exercisable for a total of 547,500 shares of Common Stock during fiscal 2006. There were an additional 550,000 nonqualified stock options awarded to individuals, directors or entities not employed by us. These included 310,000 options that were issued to directors of the Company, and 240,000 options that were issued to outside consultants.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to grants of options to purchase our common stock under our Stock Incentive Plan to the named executive officers during the fiscal year ended December 30, 2006.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Rodney M. Boucher	4,896	230,104	—	0.65	11/21/11	N/A	N/A	N/A	N/A
A. Mark Walter	72,917	27,083	—	0.60	1/22/09	N/A	N/A	N/A	N/A
	50,000	50,000	—	0.40	12/3/09
	416,667	583,333	—	0.35	4/29/10
	2,031	95,469	—	0.65	11/21/11
Randall R. Reed	33,333	66,667	—	0.84	8/23/10	N/A	N/A	N/A	N/A
	2,031	95,469	—	0.65	11/21/11
Gene Ameduri	2,031	95,469	—	0.65	11/21/11	N/A	N/A	N/A	N/A
William C. McCormick	1,200,000	—	—	0.44	11/12/09	N/A	N/A	N/A	N/A
	50,000	—	—	0.26	4/7/10
	666,667	333,333	—	0.84	8/23/10
	2,083	97,917	—	0.65	11/21/11
Gary M. Kaplan	—	—	—	—	—	N/A	N/A	N/A	N/A

DIRECTOR COMPENSATION

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the fiscal year ended December 30, 2006. All option awards were granted from our Stock Incentive Plan.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Rodney M. Boucher (1)			—	—	—	—	—
A. Mark Walter (2)	—	—	—	—	—	—	—
Gene Ameduri (3)	—	—	—	—	—	—	—
William C. McCormick (4)	—	—	1,179	—	—	—	1,179
Michael W. Stansell (5)	—	—	1,002	—	—	—	1,002
Gary D. Conley (6)	2,000	—	119,284	—	—	—	121,284

(1)	Mr. Boucher is our Chief Executive Officer and does not receive additional compensation for serving as our director.

(2)	Mr. Walter is our President and does not receive additional compensation for serving as our director.

(3)	Mr. Ameduri is our EnergyConnect President and does not receive additional compensation for serving as our director.

(4)	Under our Amended 2004 Stock Incentive Plan, on November 21, 2006, Mr. McCormick was granted a stock option to purchase 100,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of this award is $56,600.

(5)	Under our Amended 2004 Stock Incentive Plan, on November 21, 2006, Mr. Stansell was granted a stock option to purchase 85,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of this award is $48,110.

(6)	Under our Amended 2004 Stock Incentive Plan, on February 22, 2006, Mr. Conley was granted a stock option to purchase 75,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of this award is $42,450.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 30, 2007 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of any class of our common or preferred stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group. Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

		Common Stock and Common Stock Equivalents
Five Percent Shareholders, Directors, Director Nominees and Certain Executive Officers		Equivalent Common Shares Beneficially Owned (1)	Approximate Voting Percentage (2)
(3)	Vince Cushing c/o Entwistle & Cappucci, LLP 333 West Wacker Dr., Suite 2070 Chicago, IL 60606	8,618,225	9.9%

(4)	Robert J. Jesenik 5300 Meadows Rd., Suite 400 Lake Oswego, OR 97035	8,309,406	9.8%

(5)	CEAC 5300 Meadows Rd., Suite 400 Lake Oswego, OR 97035	6,328,017	7.6%

(6)	Rodney M. Boucher 111 SW Columbia, Suite 400 Portland, OR 97201	14,957,400	16.7%

(7)	Gene Ameduri 111 SW Columbia, Suite 400 Portland, OR 97201	9,512,387	10.9%

(8)	William C. McCormick 111 SW Columbia, Suite 400 Portland, OR 97201	2,713,959	3.2%

(9)	A. Mark Walter 111 SW Columbia, Suite 400 Portland, OR 97201	676,771	*

(10)	Michael Stansell 111 SW Columbia, Suite 400 Portland, OR 97201	82,628	*

(11)	Randall R. Reed 111 SW Columbia, Suite 400 Portland, OR 97201	55,938	*

(12)	Gary D. Conley 111 SW Columbia, Suite 400 Portland, OR 97201	59,375	*

(13)	All directors and executive officers as a group (7 persons)	28,058,457	29.2%

*	Less than 1%

(1)	Shares to which the person or group has the right to acquire within 60 days after March 30, 2007 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Percentage prior to offering is based on 79,023,905 shares of common stock outstanding as of March 30, 2007.

(3)	Includes 4,060,914 warrants convertible into common stock within 60 days after March 30, 2007.

(4)	Includes 576,463 common equivalent preferred shares outstanding as of March 30, 2007, and 955,654 warrants convertible into common stock within 60 days after March 30, 2007.

(5)	Includes 125,636 common equivalent preferred shares outstanding as of March 30, 2007.

(6)	Includes 263,318 common equivalent preferred shares outstanding as of March 30, 2007, and 6,120,746 warrants and options convertible into common stock within 60 days after March 30, 2007.

(7)	Includes 3,870,056 warrants and options convertible into common stock within 60 days after March 30, 2007.

(8)	Includes 263,158 common equivalent preferred shares outstanding as of March 30, 2007, and 1,894,758 warrants and options convertible into common stock within 60 days after March 30, 2007.

(9)	Includes 676,771 options convertible into common stock within 60 days after March 30, 2007.

(10)	Includes 60,625 options convertible into common stock within 60 days after March 30, 2007.

(11)	Includes 55,938 options convertible into common stock within 60 days after March 30, 2007.

(12)	Includes 59,375 options convertible into common stock within 60 days after March 30, 2007.

(13)	Includes 526,316 common equivalent preferred shares outstanding as of March 30, 2007, and 12,738,267 warrants and options convertible into common stock within 60 days after March 30, 2007.

Executive Officers of the Registrant

The names, ages and positions of the Company’s executive officers are as follows:

Name	Age	Current Position(s) with Company
Rodney M. Boucher	63	Chief Executive Officer and Director
A. Mark Walter	42	President and Director
Randall R. Reed	50	Chief Financial Officer & Secretary

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

	Number of
Name	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Securities Underlying Unexercised Options At FY-End (#) Exercisable/ Unexercisable		Value of Unexercised In-The-Money Options At FY-End ($) (2) Exercisable/ Unexercisable		Grant Date	Expiration Date
A. Mark Walter	—	—	47,917	52,083	$91,042	$98,958	1/22/04	1/22/09
			25,000	75,000	52,500	157,500	12/3/04	12/3/09
			166,667	833,333	358,333	1,791,667	4/29/05	4/29/10
Randy R. Reed	—	—	100,000	—	166,000	—	8/23/05	8/23/10
William C. McCormick	—	—	1,150,000	50,000	2,369,000	103,000	11/12/04	11/12/09
	—	—	50,000	—	112,000	—	4/7/05	4/7/10
	—	—	166,667	833,333	276,667	1,383,333	8/23/05	8/23/10

(1)	Market value of the underlying securities at exercise date, minus exercise price of the options.

(2)	Market value of the underlying securities at December 31, 2005, $2.50 per share, minus exercise price of the unexercised options.

Equity Compensation Plan Information

The following summarizes our equity compensation information as of December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options and warrants (a)	Weighted average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,927,577	$0.54	11,677,423
Equity compensation plans not approved by security holders	28,687,317	$2.46	N/A
Total	37,614,894	$2.00	N/A

The Company has a Stock Incentive Plan. At December 30, 2006, 8,927,577 shares of common stock were reserved for issuance to employees, officers and directors to whom options have been granted. Under the Plan, options may be granted to purchase shares of our common stock at fair market value, as determined by our Board of Directors, at the date of grant. The options are exercisable over a period of up to five years from the date of grant or such shorter term as provided for in the Plans. The options become exercisable over periods ranging between zero and four years.

On October 13, 2005, the Company entered into an agreement to purchase all the outstanding shares of EnergyConnect, Inc. (ECI) in exchange for 27,365,305 shares of the Company’s common stock at $2.34 per common share, issuance of 19,695,432 warrants to purchase the Company’s common shares at $2.58 per share, and issuance of 3,260,940 options to purchase the company’s common stock at $0.32 per share. The transaction was valued at approximately $108 million.

On October 5, 2005, the Company completed a private placement in the amount of $3,434,000 in exchange for 4,905,717 shares of the Company’s common stock, and warrants to purchase another 2,944,693 shares of the Company’s common stock at $0.90 per share. The Company also issued an additional 327,886 common shares in payment of a $229,520 fee charged by an investment advisor in the transaction. As a part of the private placement, the Company was required to pay $1.1 million to JMW Group, LLC and Christenson Leasing, LLC (CLLLC), both related parties, to reduce the debt in the Company’s subsidiaries. As a part of the private placement agreement, the warrants were included as a part of the equities for which registration rights were received. According to current accounting pronouncements, the Black-Scholes value of these warrants were recorded as a warrant liability and a reduction of paid in capital at the date of the transaction. The change in the value of these warrants of $503,543 between the issue date and the end of the fiscal year was then recorded as an increase in the warrant liability, with an expense for warrant revaluation recorded as a charge in the consolidated statement of operations.

On September 10, 2004, the Company entered into a Master Vehicle Lease Termination Agreement with CLLLC (see Note 18), under which the Company terminated its previous master vehicle lease agreement with CLLLC. Under the terms of this termination agreement, the Company was released from its obligation under the previous master vehicle lease agreement. In consideration for this release the Company issued 1,000,000 warrants to purchase the Company’s common shares, which were valued at $515,000 using the Black Scholes model. This warrant value was recorded in the Company’s consolidated balance sheet as common stock warrants, with a corresponding expense recorded in the Company’s consolidated statement of operations.

In connection with the August 24, 2004 debt issuance by Destination Capital, LLC (see Note 18), the Company is obligated to issue warrants to purchase the Company’s common stock. According to the terms of the debt issuance, warrants in the amount of 12.5% percent of the loan balance, outstanding on the first day of each month, will be issued to the debt holders for each calendar month that the debt is outstanding. Each warrant is exercisable into one share of common stock at the lesser of $0.38 per share or the price applicable to any shares, warrants or options issued (other than options issued to employees or directors) while the loan is outstanding, and will expire in 2009. Prior to this debt issuance, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the 37,500 warrants initially issued in connection with the debt issuance must be recorded as a liability for warrant settlement in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the aggregate fair value of these warrants, issued prior to September 1, 2004, was determined to be $17,513. At the end of each quarter the increase or decrease in derivative value was recorded in earnings in the consolidated statement of operations. On September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $20,775. The warrant liability was reclassified to shareholders’ equity and the increase from the prior quarter end warrant value was recorded in earnings.

For the months from September 1, 2004 to July 2, 2005, according to the terms of the warrant provision of the August 24, 2004 debt agreement, the Company is obligated to issue 1,588,542 additional warrants. The value of these warrants of $604,955 was added to shareholders’ equity on the consolidated balance sheet, with a corresponding expense charged to interest expense in the consolidated statement of operations. This included a charge against earnings of $320,967 associated with an aggregate of 894,792 warrants, that the Company was obligated to issue during the first six months of fiscal year, 2005. On August 1, 2005, the Company re-negotiated the debt obligation with Destination Capital LLC, and eliminated the warrant provision previously contained in the note. There was no interest expense associated with this note charged against the Company’s statement of operations after July 1, 2005.

On July 28, 2004, the Company issued an aggregate of 1,600,000 shares of common stock to a consultant in exchange for $560,000 of services rendered, which approximated the fair value of the shares issued during the period services were completed and rendered. Compensation costs of $560,000 were charged to operations during the year ended January 1, 2005.

In connection with the January 22, 2004 debt issuance, the Company is obligated to issue warrants to purchase the Company’s common stock. According to the terms of the debt issuance, warrants in the amount of one percent of the Company’s fully diluted common stock will be issued to the debt holders on the first day of each calendar month that the debt is outstanding. The Company repaid this debt in April 2004, and accordingly issued 1,403,548 warrants, which is equivalent to 4% of the fully diluted common stock outstanding under the terms outlined in that agreement. Each warrant is exercisable into one share of common stock at $0.31 per share, subject to changes specified in the debt agreement, and will expire in 2008. Prior to this debt issuance, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the warrants issued in connection with the debt issuance must be recorded as a liability for warrant settlement in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the aggregate fair value of these warrants, on the date each of the obligations to issue warrants arose, was determined to be $701,824. At September 1, 2004, the Company’s shareholders voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $780,372. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during 2006, all executive officers, directors and greater than 10% shareholders complied with all applicable filing requirements. Michael Stansell and William C. McCormick each had two late Form 4 filings. Steven M Wright had three late Form 4 filings.

Russell Bedford Stefanou Mirchandani LLP

The following is a summary of the fees billed to Microfield Group, Inc. by Russell, Bedford, Stefanou Mirchandani LLP and PricewaterhouseCoopers LLP for professional services rendered in connection with the fiscal years ended, December 31, 2005 and January 1, 2005, respectively.

Fee Type	December 30, 2006	December 31, 2005	January 1, 2005
Audit fees	$143,125	$134,824	$222,095
Audit related fees	54,974	41,350	—
Registration statement fees	68,987
Tax fees	825	—	—
All other fees	8,100	—	—
Total fees	$276,011	$176,174	$222,095

Audit fees consist of billings for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports that are normally provided by independent accounting firms in connection with regulatory filings, including audit services performed related to mergers and acquisitions.

Audit-related fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, which are not reported under “Audit Fees.”

Registration statement fees consist of fees billed to review the Form SB-2, Form S-1 and Form S-8 registration statements filed by the Company during 2006. The Company filed its Form SB-2 on February 13, 2006, its Form S-1’s on May 2, 2006, June 1, 2006, June 7, 2006, July 21, 2006 and September 26, 2006, and its S-8 on December 26, 2006.

Tax fees consist of billings for professional services for tax compliance and tax planning regarding federal and state tax filings.

All other fees consist of fees for products and services other than the services reported above.

Prior to the Company’s engagement of its independent auditor, such engagement is approved by the Company’s audit committee. The services provided under this engagement may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Pursuant to the Company’s Audit Committee Charter, the independent auditors and management are required to report to the Company’s audit committee at least quarterly regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. All audit-related fees, tax fees and other fees incurred by the Company for the year ended December 30, 2006, were approved by the Company’s audit committee.

Shareholder Proposals for 2008 Annual Meeting

Proposals of shareholders intended to be presented at the Company’s 2008 annual meeting of Shareholders must be received by the Company at its principal office no later than February 15, 2008, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Other Matters

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Shareholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgement.

APPENDIX A TO PROXY STATEMENT
AUDIT COMMITTEE CHARTER

The Board of Directors of Microfield Group, Inc. (the “Company”) shall annually appoint from its members an Audit Committee. This Charter of the Audit Committee supplements the Company’s Amended and Restated By-Laws and further defines the role, authority and responsibility of the Audit Committee.

Number of Members and Appointment  Members of the Committee shall be appointed annually by the Board of Directors. Vacancies shall be filled by the Board of Directors.

Qualifications of Members  Each member of the Audit Committee shall be a Director who, in the judgment of the Board of Directors, is financially literate and possesses the ability to read and understand the fundamental financial statements of the Company and its subsidiaries, including balance sheets, income statements and cash flow statements. At least one member of the Audit Committee shall, in the judgment of the Board of Directors, have accounting or related financial management expertise, which may include employment experience in finance or accounting, certification in accounting or any other comparable experience, including being, or having been, a chief executive officer or other senior officer with financial oversight responsibilities.

Independence of Members  Members of the Audit Committee shall be free from any relationship to the Company or its subsidiaries that, in the judgment of the Board of Directors, may interfere with the exercise of their independence from management of the Company.

Meetings, Quorum, Informal Actions, Minutes  The Audit Committee shall meet on a regular basis. Special meetings may be called by the Chair of the Audit Committee. A majority of the members of the Audit Committee shall constitute a quorum. Concurrence of a majority of the quorum (or, in case a quorum at the time consists of two members of the Committee, both members present) shall be required to take formal action of the Audit Committee. Written minutes shall be kept for all formal meetings of the Committee. As permitted by ORS 60.341 and 60.354 of the Oregon Corporation Act, the Audit Committee may act by unanimous written consent, and may conduct meetings via conference telephone or similar communication equipment.

Members of the Audit Committee may meet informally with officers or employees of the Company and its subsidiaries and with the Company’s independent auditors and may conduct informal inquiries and studies without the necessity of formal meetings. The Audit Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions as, for example, review of press releases announcing results of operations.

Responsibilities  The Company’s independent auditors shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between the independent auditors and the Company’s management, and, where appropriate, the replacement of the Company’s independent auditors. The Audit Committee shall approve all auditing services and all significant non-audit services to be provided to the Company by the independent auditors. The Board of Directors may, in its discretion, determine to submit to stockholders for approval or ratification the appointment of the Company’s independent auditors.

The Audit Committee shall oversee the independence and performance of the Company’s independent auditors. The Committee shall ensure that the independent auditors periodically submit to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company and shall engage in an active dialogue with the auditors with respect to any disclosed relationships or services that may impact the auditor’s independence or objectivity. The Audit Committee shall make recommendations to the Board of Directors for appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence.

The Audit Committee shall annually prepare and submit, for inclusion in management’s proxy statement to stockholders in connection with the annual meeting of stockholders, a report in conformity with Item 306 of Securities and Exchange Commission Regulation S-K. Without limiting the generality of the foregoing, the Audit Committee shall:

•	Review the scope of proposed audits to be performed with respect to the Company’s financial statements in the context of the Company’s particular characteristics and requirements.

A-1

•	Review with the independent auditors the results of the auditing engagement and any recommendations the auditors may have with respect to the Company’s financial, accounting or auditing systems.

•	Require a letter from the independent auditors concerning significant weaknesses or breaches of internal controls encountered during the course of the audit.

•	Inquire of management and the independent auditors whether any significant financial reporting issues were discussed during the course of the audit and, if so, how they were resolved.

•	Review with management and the independent auditors changes in accounting standards or rules proposed by Financial Accounting Standards Board or the Securities and Exchange Commission that may effect the Company’s financial statements.

•	Request an explanation from management and the independent auditors concerning the effects of significant changes in accounting practices or policies.

•	Inquire about significant contingencies or estimates that may effect the Company’s financial statements and the basis for the Company’s presentation of such matters.

•	Review the adequacy of the internal financial and operational controls of the Company with staff performing internal auditing functions and with the independent auditors.

•	Establish procedures for the confidential, anonymous submission by the employees, and the receipt, retention, and treatment by the Company, of the complaints regarding accounting, internal accounting controls or auditing matters.

•	At least annually, meet privately with the independent auditors in executive session to, among other matters, help evaluate the Company’s internal financial accounting and reporting staff and procedures.

•	Receive and review a draft of the financial section of the annual report to stockholders, with accompanying notes, and Management’s Discussion and Analysis.

•	Report the Committee’s activities to the full Board of Directors on a regular basis.

•	Review and assess the adequacy of this Charter on an annual basis.

Committee Resources  The Audit Committee is authorized to employ the services of such counsel, consultants, experts and personnel, including persons already employed or engaged by the Company, as the Committee may deem reasonably necessary to enable it to fully perform its duties and fulfill its responsibilities. The Audit Committee shall determine the appropriate funding that the Company shall provide for payments of compensation to the independent auditors and to any experts employed by the Audit Committee.

Adopted by the Board of Directors January, 2007.

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MICROFIELD GROUP, INC.
PROXY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 26, 2007

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 22, 2007, and hereby names, constitutes and appoints Randy Reed and A. Mark Walter, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Microfield Group, Inc. (the “Company”), to be held at 10:00 a.m. on Tuesday, June 26, 2007, and at any postponement or adjournment thereof, and to vote all the shares of Common Stock, including the shares of Common Stock into which any Preferred Stock has converted into, held of record in the name of the undersigned on May 9, 2007, with all the powers that the undersigned would possess if he were personally present.

(Continued, and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.			Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Proposal 1: Election of Directors	FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY (to vote for nominees listed to the left)	Please mark your votes as indicated in this example	☒
Nominees:	☐	☐
01 William C. McCormick 02 A. Mark Walter 03 Michael Stansell 04 Rodney M. Boucher 05 Gene Ameduri 06 Gary D. Conley 07 Kurt E. Yeager

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME ABOVE.)

Signature	Signature	Dated	, 2007.
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/micg Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.